UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2021

INOGEN, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36309	33-0989359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Coromar Drive, Goleta, CA		93117
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (805) 562-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	INGN	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director

On May 20, 2021, R. Scott Greer notified Inogen, Inc. (“the Company”) of his resignation as a member of the Board of Directors (the “Board”) of the Company, and as Chairman of the Audit Committee of the Board (the “Audit Committee”), in each case effective May 24, 2021. Mr. Greer’s resignation is not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.

Appointment of Director

On May 21, 2021, the Board, upon recommendation of the Nominating and Governance Committee, appointed Elizabeth (Beth) Mora to the Board of Directors, effective May 24, 2021. Ms. Mora will serve as a Class I director, with a term expiring at the annual meeting of stockholders to be held in 2024. In addition, to fill the vacancy resulting from Mr. Greer’s resignation, the Board appointed Ms. Mora as a member of the Audit Committee and appointed Mr. Loren McFarland, an existing member of the Audit Committee, as Chairperson of the Audit Committee.

Ms. Mora, 60, previously served as Chief Administrative Officer, Vice President for Finance, Administration and Treasurer at the Charles Stark Draper Laboratory from 2008 to 2020. Previously, Ms. Mora served in a variety of leadership roles at Harvard University from 1997 to 2008, including as Chief Financial Officer and Vice President for Finance, Associate Vice President, Research Administration, and Director, Office for Sponsored Research. Prior to that, Ms. Mora served at Coopers and Lybrand LLP (PricewaterhouseCoopers) as Senior Manager, from 1992 to 1997 and as an Audit Senior and Manager, from 1989 to 1992. Since 2017, Ms. Mora has served as an advisory board member for Cambridge Bancorp (NASDAQ: CATC). Ms. Mora currently serves on the board of directors of MKS Instruments (NASDAQ: MKSI) and Everest Consolidator LLC. Ms. Mora holds a Bachelor of Arts from the University of California, Berkeley, and an MBA from Simmons College. Ms. Mora holds an active CPA license in the Commonwealth of Massachusetts. Ms. Mora also previously served on the audit committee of Greater Boston Parents, Families, and Friends of Lesbians and Gays (PFLAG) organization, where Ms. Mora and her wife Susan reside.  The Board believes that she is qualified to serve as a director of Inogen because of her extensive financial, business, and board and audit committee experience.

Ms. Mora will be compensated in accordance with the Company’s outside director compensation policy (the “Policy”). Pursuant to the Policy, Ms. Mora will be entitled to receive the following cash fees: $45,000 per year for service as a member of the Board and $10,000 per year for service as a member of the Audit Committee, each paid quarterly in arrears on a pro-rata basis.

In connection with her appointment to the Board as a non-employee director and pursuant to the Company’s 2014 Equity Incentive Plan and the Policy, Ms. Mora also automatically received an initial award of restricted stock units (“RSUs”) covering 2,754 shares of Common Stock of the Company, which will vest on the earlier of (i) May 10, 2022 or (ii) the day prior to the date of the next annual meeting of the Company’s stockholders, subject to Ms. Mora continuing to be a service provider of the Company.

Ms. Mora has entered into the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-192605) filed with the Securities and Exchange Commission on November 7, 2013.

There is no arrangement or understanding between Ms. Mora and any other persons pursuant to which Ms. Mora was elected as a director. In addition, Ms. Mora is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.  There are no family relationships between Ms. Mora and any of the Company’s directors or executive officers.

Item 7.01.	Regulation FD Disclosure.

On May 24, 2021, the Company issued a press release announcing Ms. Mora’s appointment as a director. A copy of the press release is furnished herewith as Exhibit 99.1.

The information set forth under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit	Description
99.1	Press Release dated May 24, 2021.

104	The cover page of this Current Report on Form 8-K, formatted in inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOGEN, INC.

Date: May 24, 2021	By:	/s/ Alison Bauerlein
Alison Bauerlein Executive Vice President, Finance, Chief Financial Officer, Secretary and Treasurer